Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Improved Profit, Net Interest Margin, Efficiency Ratio and Asset Quality For First Quarter 2011

ARLINGTON, Va.--(BUSINESS WIRE)--April 20, 2011--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported net income to common stockholders of $3.7 million, or $0.12 per diluted common share, for the first quarter of 2011, compared with net income to common stockholders of $3.2 million, or $0.11 per diluted common share, for the same period in 2010. A 20 basis point increase in the net interest margin, increased non-interest income and containment of non-interest expense drove the year-over-year improvement in earnings. However, earnings improvement was still constrained by the Company’s provisions for loan losses and an impairment loss in the Company’s securities portfolio.

Peter A. Converse, President and Chief Executive Officer, commented, “Our first quarter results are a good start to the year. Our strong core operating earnings continued to benefit from sequential increases in the net interest margin and expense containment discipline, while asset quality metrics were fairly positive across the board. Although credit costs as well as a securities impairment loss had a dampening effect on the flow of core earnings to the bottom line, it is anticipated that these expenses, especially loan loss provisioning, will have less of an impact as the year progresses and we continue to reduce our non-performing asset exposure.”

“For this just completed quarter, non-performing assets and loans 90+ days past due showed modest improvement, declining by just over $1 million. However, Troubled Debt Restructurings declined by $11.1 million, from $103.0 million to $91.9 million, the second consecutive quarterly decrease in this category. Loans 30 – 89 days past due were $10.4 million as of March 31, 2011, having declined sequentially and year-over-year from $11.6 million and $13.5 million respectively. We expect that meaningful progress in reducing problem assets will be made through the remainder of the year, without necessarily incurring the same quarterly levels of provisioning and charge-offs as experienced in the first quarter.”

Converse continued, “As I indicated last quarter, our 2011 plans include getting back on a growth track, especially in lending. While this past quarter did not evidence progress in that regard in all loan categories, we are encouraged by growth in commercial loans and the current pipeline of loan approvals, as well as recent and expected loan closings early in the second quarter. We should also benefit from hiring four new commercial loan officers and a seasoned commercial lending manager since the first of the year. While two of those new loan officers were replacement hires, the focus on commercial lending as a strategic shift is obvious.”

“As previously announced, VCBI raised approximately $2.5 million in new capital at the end of the first quarter through a registered direct placement of 426,000 shares of its common stock to one of our Directors. In conjunction with that sale, the Company also issued to this Director warrants exercisable for twice that number of original shares, which would provide additional capital proceeds of approximately $4.8 million to the Bank if fully exercised. This capital raise was a one-off transaction to enable the Director to make a substantial investment in the Company structured comparably to the registered direct placement of $10 million in gross proceeds at the end of last September. Neither transaction is indicative of a Company strategy to raise incremental amounts of capital going forward. The Board will continue to consider its options for paying off our $71 million in TARP funding through either retained earnings or a one-time capital raise. Again, the decision to increase capital through a stock sale will largely be dependent on satisfactory appreciation in our stock price and any prerequisite regulatory approval. As an additional option, we have also applied for funding under the Small Business Lending Fund to pay off our TARP funding and take advantage of the currently known features of that program.”

Converse concluded, “I would be remiss if I didn’t acknowledge the recent passing on February 22 of Bill Beauchesne, our Chief Financial Officer and Chief Operating Officer. Bill served Virginia Commerce for almost sixteen years with the highest levels of competency, dedication and integrity. The loss of our colleague is deeply and profoundly felt by all of us here at the Bank. While we conduct a thoughtful search for his permanent replacement, we have been fortunate to bring in long-time local banker, Wilmer (“Bill”) Tinley, as interim CFO. Bill has spent 44 years in banking, primarily in local community bank CFO and CEO roles. Most recently he was CFO for EagleBank in Bethesda, Maryland, from its founding and until he retired four years ago. Bill has stepped right in and is fulfilling the CFO role quite capably.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended March 31, 2011, the Company recorded net income of $5.0 million. After an effective dividend of $1.3 million to the U.S. Treasury on preferred stock, the Company reported net income to common stockholders of $3.7 million, or $0.12 per diluted common share, compared to net income to common shareholders of $3.2 million, or $0.11 per diluted common share in the first quarter of 2010. The year-over-year earnings improvement was largely attributable to a 5.5% increase in net interest income over the previous year, which was principally due to reduced interest expenses as more fully described below. However, the Company’s net income was negatively impacted primarily by provisions for loan losses and an impairment loss on securities of $732 thousand.

Excluding taxes, loan loss provisions, the losses on other real estate owned and securities and gain on sale of securities, the Company generated core operating earnings for the three months ended March 31, 2011, of $13.6 million, up $1.1 million, or 8.9%, as compared to $12.5 million for the same period in 2010.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $5.8 million for the three months ended March 31, 2011, compared to $4.2 million in the same period in 2010, with total net charge-offs of $11.8 million in the first quarter of 2011, versus $7.0 million for the first quarter of 2010. Total non-performing assets and loans 90+ days past due declined from $108.8 million at March 31, 2010, to $73.5 million at March 31, 2011, a reduction of 32.4%, and decreased $1.1 million sequentially from $74.6 million as of December 31, 2010. Higher provisioning for the quarter was primarily driven by the downgrade of two mid-seven figure borrowing relationships, representing a construction sub-contractor and a residential builder which required specific reserves of $3.2 million based upon a collateral analysis. Increased charge-offs were largely attributable to the decision to write down certain identified problem loans with substantial specific reserves totaling $8.2 million in anticipation of negotiated settlements or pending sales of underlying collateral properties. As of March 31, 2011, reserves for loan losses represented 2.59% of total loans, down from 2.82% at December 31, 2010, with reserves covering 103.4% of total non-performing loans as of March 31, 2011.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and unemployment levels. Overall, as of March 31, 2011, $32.9 million, or 60.2%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $10.0 million, or 18.3%, represented non-farm, non-residential loans, $6.1 million, or 11.2%, represented loans on one-to-four family residential properties, and $5.6 million, or 10.3%, represented commercial and industrial (“C&I”) loans. Progress in reducing non-performing loans in non-farm, non-residential loans and residential ADC loans was largely offset by increases in 1) C&I non-performing loans of $1.9 million resulting primarily from moving several loans to a specialty contractor to non-accrual, 2) home equity non-performing loans of $1.8 million all attributable to a single large first lien home equity loan going to non-accrual and 3) an increase in commercial ADC non-performing loans due to a stalled mixed use project moving to non-accrual. Collateral for these new additions was evaluated and carrying values and specific reserves adjusted accordingly. Additionally, other real estate owned increased $1.7 million as a small retail center and a commercial property were taken to foreclosure during the quarter. The carrying value of these assets was also adjusted to current market conditions based upon appraisals.

Included in the loan portfolio at March 31, 2011, are loans classified as troubled debt restructurings (“TDRs”), totaling $91.9 million, a sequential reduction of $11.1 million from $103.0 million at December 31, 2010. These are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. Over 85% of TDRs were performing prior to modification. These loans make up 4.2% of the total loan portfolio and represent $29.8 million in ADC loans, $46.5 million in non-farm, non-residential real estate loans, $10.1 million in C&I loans and $5.5 million in one-to-four family residential loans. The reduction in TDRs was attributable to upgrades of reviewable TDRs and adjustments to the carrying value of continuing TDRs.

Net Interest Income

Net interest income for the first quarter of 2011 of $26.2 million was up $1.4 million, or 5.5%, over the same quarter last year, as the net interest margin increased from 3.79% in the first quarter of 2010 to 3.99% for the same period in 2011. On a sequential basis, the margin was up three basis points. The year-over-year increase in the net interest margin was driven by lower deposit costs due to significant reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transaction accounts. Also, the average rate paid on savings and time deposits decreased significantly from the three-months ended March 31, 2010 to the same period 2011. As a result, the average cost of interest-bearing deposits fell from 1.88% in the first quarter of 2010, to 1.44% in the current period, while the yield on interest-earning assets declined twenty basis points from 5.59% to 5.39%. Management anticipates the net interest margin will range between 3.7% and 4.0% over the next two quarters, but may come under some pressure later in the year if short-term interest rates begin to rise.

Non-Interest Income

For the three months ended March 31, 2011, the Company recognized $1.5 million in non-interest income, compared to non-interest income of $607 thousand for the three months ended March 31, 2010. Fees and net gains on loans held-for-sale were up for the first quarter 2011 on a year-over-year basis by $175 thousand, or 50.1%. Sequentially, fees and net gains on loans held-for-sale were down $1.2 million from the fourth quarter of 2010. Included in the current quarter income is an impairment loss on securities of $732 thousand, which was partially offset by a gain on sale of securities of $503 thousand. The impairment loss on securities was due to additional deferrals and defaults by the underlying issuers of four pooled trust preferred securities. For the three months ended March 31, 2010, the Company recognized an impairment loss of $851 thousand. Management is carefully monitoring its holdings of the securities which caused the impairment losses and at this time can not be assured that there will not be further losses in the future.

Non-Interest Expense

Non-interest expense decreased $257 thousand, or 1.7%, from $14.7 million in the first quarter of 2010, to $14.5 million in the current period. The majority of the year-over-year decrease was due to the $762 thousand decrease in losses on other real estate owned. The reduction in losses on OREO offset an increase in salaries and employee benefits related to commissions payable in connection with greater than anticipated mortgage production. However, due to the $1.4 million increase in net interest income and $870 thousand increase in non-interest income year-over-year, the adjusted efficiency ratio improved from 55.4% in the first quarter of 2010, to 51.1% in the first quarter of 2011.

Investment Securities

Investment securities increased $82.9 million, or 24.8%, year-over-year to $417.1 million at March 31, 2011. U.S. Government agency securities, including callable step-up bonds, mortgage-backed securities (MBS) and collateralized mortgage obligations (CMOs) comprised a majority of the increases. The portfolio contains four pooled trust preferred securities with an amortized cost basis of $5.1 million for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Since the first quarter of 2009, the Bank has recorded an aggregate impairment loss of $4.2 million on three of the four pools, including a $732 thousand impairment during the first quarter of 2011.

Loans

Loans, net of allowance for loan losses, decreased $80.8 million, or 3.7%, from $2.20 billion at March 31, 2010, to $2.12 billion at March 31, 2011. Non-farm, non-residential real estate loans decreased $9.5 million, or 0.8%, multifamily real estate loans increased $17.2 million, or 23.7%, ADC loans fell by $76.2 million, or 18.1%, and C&I loans were up $2.3 million, or 1.0%. Sequentially, net loans were down $27.3 million, or 1.3%. Loan production in 2010 was negatively impacted by lower economic activity and demand for credit in both the business and consumer sectors, a reallocation of lending personnel to problem loan identification and resolution, a strategic decision to restrict acquisition, development and construction lending and an increased emphasis on deposit generation and non-credit products. Lending efforts in 2011 are being focused on building greater market share in commercial lending, especially in sectors forecast for growth, such as government contract lending, professional practices and associations and select service industries, with strategic hiring, marketing campaigns, calling efforts and sales management restructuring. Progress with this strategy is evident in the first quarter of 2011 with commercial loans increasing $8.2 million sequentially, while ADC loans and non-farm, non-residential non-owner occupied loans decreased $18.5 million and $22.7 million, respectively. Additionally, efforts to grow multi-family residential, considered to be a strong local asset class, were successful with a sequential increase of $12.4 million.

Deposits

For the twelve months ended March 31, 2011, total deposits decreased $43.0 million, or 1.9%, from $2.30 billion to $2.26 billion, with demand deposits increasing $58.7 million, or 25.3%, savings and interest-bearing demand deposits increasing by $99.1 million, or 9.1%, and time deposits falling $200.8 million, or 20.5%. Sequentially, from December 31, 2010, deposits rose $9.7 million, or 0.4%, with demand deposits increasing by $25.6 million, or 9.7%, savings and interest-bearing demand accounts decreasing $13.9 million, or 1.2%, and time deposits decreasing by $1.9 million, or 0.3%. While opportunities for balance sheet growth have been limited in recent periods, the Company has focused on improving deposit mix. Demand deposit growth has been the top priority, with the year-over-year increase in demand deposits primarily due to the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services and other related cross-sales. In other deposit categories, strategic pricing and customer preference for liquidity has resulted in a desired reduction in time deposits and an increase in NOW, savings and money market accounts. The decline in time deposits as a percentage of total deposits, now at 34.5%, is generally complete as evidenced by sequential results. At March 31, 2011, the Bank had no brokered certificates of deposit, down from $80.1 million at March 31, 2010.

Capital Levels and Stockholders’ Equity

On March 31, 2011, the Company issued 426,000 shares of its common stock at a price of $5.87 per share in a registered direct placement with a Company director for total gross proceeds of approximately $2.5 million. In addition, the Company issued to the investor warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $4.8 million in gross proceeds to the Company. The warrants each have an exercise price of $5.62 per share. The Series A warrants, exercisable for a total of 426,000 shares of common stock, are exercisable for a period of seven months following the closing date. The Series B warrants, also exercisable for a total of 426,000 shares of common stock, are exercisable for a period of twelve months following the closing date.

On September 29, 2010, the Company issued 1,904,766 shares of its common stock at a price of $5.25 per share in a registered direct placement with several institutional investors for total gross proceeds of $10.0 million. In addition, the Company issued to the investors warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $11.4 million in gross proceeds to the Company. The warrants each have an exercise price of $6.00 per share, which represents a 14.3% premium to the offering price of the shares of common stock sold in the registered direct placement. The Series A warrants, exercisable for a total of 952,383 shares of common stock, are exercisable for a period of seven months following the closing date. The Series B warrants, also exercisable for a total of 952,383 shares of common stock, are exercisable for a period of twelve months following the closing date.

Stockholders’ equity increased $29.1 million, or 13.0%, from $224.3 million at March 31, 2010, to $253.4 million at March 31, 2011, with approximately $11.8 million in net proceeds from the above referenced stock issuances, net income to common stockholders of $17.0 million over the twelve-month period, a $2.5 million decrease in other comprehensive income related to the investment securities portfolio, and $2.8 million in proceeds and tax benefits related to the exercise of options by the Company’s directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 Capital ratio increased from 11.91% at March 31, 2010, to 13.96% at March 31, 2011, and its total qualifying capital ratio increased from 13.16% to 15.21%. The Bank’s ratios increased by similar levels. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each up 76 basis points, and its tangible common equity ratio is up 17 basis points from December 31, 2010, to 6.74% as of March 31, 2011.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on April 20, 2011, at 11:00 a.m. Eastern Daylight Time to discuss the first quarter 2011 financial results. The public is invited to listen to this conference call by dialing 866-244-4519 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on April 20, 2011, until 11:59 p.m. Eastern Daylight Time on April 27, 2011. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1525816.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core operating earnings is a non-GAAP financial measure that reflects net income excluding taxes, loan loss provisions, losses on other real estate owned, impairment losses on securities and gain on sale of securities. These excluded items are difficult to predict and we believe that core operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of core operating earnings for the three months ended March 31, 2011, March 31, 2010 and December 31, 2010 is as follows:

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Net Income	$4,966	$4,469
Adjustments to net income:
Provision for loan losses	5,843	4,238
Loss on other real estate owned	156	918
Impairment loss on securities	732	851
Gain on sale of securities	(503)	--
Provision for income taxes	2,400	2,009

Core Operating Earnings	$13,594	$12,485

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense, by the sum of net interest income on a tax equivalent basis and non-interest income before losses on other real estate owned, impairment losses on securities and gain on sale of securities. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months ended March 31, 2011 and March 31, 2010 is as follows:

	Three Months Ended
(in thousands)	March 31,
	2011	2010
Summary Operating Results:
Non-interest expense	$14,450	$14,707

Net interest income	$26,183	$24,816
Non-interest income	1,476	607
Impairment loss on securities	732	851
Gain on sale of securities	(503)	--
Total (1)	$27,888	$26,274

Efficiency Ratio, adjusted	51.1%	55.4%

(1) Tax Equivalent Income of $28,254 for 2011 and $26,564 for 2010.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of March 31, 2011, March 31, 2010, December 31, 2010 and September 30, 2010 is as follows:

(in thousands)	As of March 31,		December 31,	September 30,
	2011	2010	2010	2010
Tangible common equity:
Total stockholders’ equity	$253,373	$224,259	$245,594	$247,012

Less:
Outstanding TARP senior preferred stock	65,873	64,356	65,445	65,082
Intangible assets	--	--	--	--
Tangible common equity	$187,500	$159,903	$180,149	$181,930

Total tangible assets	$2,783,633	$2,803,004	$2,741,648	$2,846,003

Tangible common equity ratio	6.74%	5.70%	6.57%	6.39%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, projected growth, capital position, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, expected yields on loans and investment securities, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010	% Change
Summary Operating Results:
Interest and dividend income	$35,517	$36,727	-3.3%
Interest expense	9,334	11,911	-21.6%
Net interest income	26,183	24,816	5.5%
Provision for loan losses	5,843	4,238	37.9%
Non-interest income (charges)	1,476	607	143.2%
Non-interest expense	14,450	14,707	-1.7%
Income before income taxes	7,366	6,478	13.7%
Net income	$4,966	$4,469	11.1%
Effective dividend on preferred stock	1,315	1,250	5.1%
Net income available to common stockholders	$3,651	$3,219	13.5%

Performance Ratios:
Return on average assets	0.73%	0.65%
Return on average equity	8.09%	8.16%
Net interest margin	3.99%	3.79%
Efficiency ratio, adjusted	51.14%	55.36%

Per Share Data:
Earnings per common share-basic	$0.13	$0.12	8.3%
Earnings per common share-diluted	$0.12	$0.11	9.1%
Average number of shares outstanding:
Basic	29,264,610	26,933,923
Diluted	30,404,089	28,010,878

	As of March 31,			As of
	2011	2010	% Change	12/31/10	09/30/10
Selected Balance Sheet Data:
Loans, net	$2,122,309	$2,203,156	-3.7%	$2,149,591	$2,178,034
Investment securities	417,071	334,160	24.8%	411,761	380,915
Assets	2,783,633	2,803,004	-0.7%	2,741,648	2,846,003
Deposits	2,256,970	2,299,989	-1.9%	2,247,201	2,323,478
Stockholders’ equity	253,373	224,259	13.0%	245,594	247,012
Book value per common share	$6.18	$5.69	8.6%	$6.03	$6.09

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	13.96%	11.91%		13.20%	12.96%
Bank	13.57%	11.81%		12.87%	12.55%
Total qualifying capital:
Company	15.21%	13.16%		14.45%	14.21%
Bank	14.82%	13.06%		14.12%	13.80%
Tier 1 leverage:
Company	11.48%	10.34%		11.07%	10.84%
Bank	11.16%	10.29%		10.76%	10.52%
Tangible common equity:
Company	6.74%	5.70%		6.57%	6.39%
Bank (1)	11.09%	10.20%		11.01%	10.60%

(1) Calculated by dividing total stockholders’ equity by total assets, as the Bank has no intangible assets or non-common equity.

	As of March 31,		As of
	2011	2010	12/31/10	09/30/10

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$5,622	$9,931	$3,719	$5,176
Real estate-one-to-four family residential:
Closed end first and seconds	2,781	4,610	5,285	6,554
Home equity lines	3,325	693	1,529	724
Total Real estate-one-to-four family residential	$6,106	$5,303	$6,814	$7,278
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	8,016	9,019	8,942	5,251
Non-owner occupied	1,988	14,871	4,114	1,204
Total Real estate-non-farm, non-residential	$10,004	$23,890	$13,056	$6,455
Real estate-construction:
Residential-Owner Occupied	--	--	--	--
Residential-Builder	24,234	36,078	27,189	31,138
Commercial	8,625	6,911	6,361	6,861
Total Real estate-construction:	$32,859	$42,989	$33,550	$37,999
Consumer	18	119	19	110
Total Non-accrual loans	54,609	82,232	57,158	57,018
OREO	18,879	26,269	17,165	24,395
Total non-performing assets	$73,488	$108,501	$74,323	$81,413

Loans 90+ days past due and still accruing:
Commercial	$--	$45	$--	$149
Real estate-one-to-four family residential:
Closed end first and seconds	--	238	--	--
Home equity lines	--	--	242	369
Total Real estate-one-to-four family residential	$--	$238	$242	$369
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	25	--	--	361
Non-owner occupied	--	--	--	--
Total Real estate-non-farm, non-residential	$25	$--	$--	$361
Real estate-construction:
Residential-Owner Occupied	--	--	--	--
Residential-Builder	--	26	--	--
Commercial	--	--	--	--
Total Real estate-construction:	$--	$26	$--	$--
Consumer	--	9	--	100
Total loans 90+ days past due and still accruing	$25	$318	$242	$979

Total non-performing assets and past due loans	$73,513	$108,819	$74,565	$82,392

Troubled debt restructurings	$91,876	$80,993	$102,996	$105,617

Non-performing assets
to total loans:	3.37%	4.78%	3.36%	3.63%
to total assets:	2.64%	3.87%	2.71%	2.86%
Non-performing assets and past due loans
to total loans:	3.37%	4.79%	3.37%	3.67%
to total assets:	2.64%	3.88%	2.72%	2.90%
Allowance for loan losses to total loans	2.59%	2.75%	2.82%	2.80%
Allowance for loan losses to non-performing loans	103.35%	75.60%	108.79%	108.24%

Total allowance for loan losses	$56,465	$62,407	$62,442	$62,776

	As of March 31,		As of
	2011	2010	12/31/10	09/30/10

Loans 30 to 89 days past due and still accruing
Commercial	$1,063	$393	$2,622	$1,237
Real estate-one-to-four family residential:
Closed end first and seconds	2,376	1,223	4,109	1,813
Home equity lines	89	3,225	2,605	786
Total Real estate-one-to-four family residential	$2,465	$4,458	$6,714	$2,599
Real estate-multi-family residential	495	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	--	2,184	1,909	12,463
Non-owner occupied	5,940	5,277	--	174
Total Real estate-non-farm, non-residential	$5,940	$7,461	$1,909	$12,637
Real estate-construction:
Residential-Owner Occupied	--	--	--	--
Residential-Builder	378	1,079	--	1,372
Commercial	--	--	--	--
Total real estate-construction:	$378	$1,079	$--	$1,372
Farmland	--	--	--	--
Consumer	63	110	347	36
Total loans 30 to 89 days past due	$10,404	$13,501	$11,592	$17,881

			For twelve	For nine
	For the three months		months	months
	ended March 31,		ended	ended
	2011	2010	12/31/10	09/30/10

Net charge-offs
Commercial	$395	$2,491	$4,903	$3,919
Real estate-one-to-four family residential:
Closed end first and seconds	1,597	1,964	3,402	2,368
Home equity lines	729	(14)	254	77
Total Real estate-one-to-four family residential	$2,326	$1,950	$3,656	$2,445
Real estate-multi-family residential	--	--	1,050	--
Real estate-non-farm, non-residential:
Owner Occupied	54	760	2,663	1,350
Non-owner occupied	1,530	188	2,540	1,479
Total Real estate-non-farm, non-residential	$1,584	$948	$5,203	$2,829
Real estate-construction:
Residential-Owner Occupied	--	116	324	368
Residential-Builder	910	953	8,077	6,361
Commercial	6,595	(125)	(233)	(233)
Total real estate-construction:	$7,505	$944	$8,168	$6,496
Farmland	--	--	--	--
Consumer	10	650	324	225
Total net charge-offs	$11,820	$6,983	$23,304	$15,914
Net charge-offs to average loans outstanding	0.54%	0.31%	1.03	0.70%

Total provision for loan losses	$5,843	$4,238	$20,594	$13,538

	As of March 31,			As of
	2011	2010	% Change	12/31/10	% Change

Loan Portfolio:
Commercial	$226,845	$224,498	1.0%	$218,600	3.8%
Real estate-one to four family residential:
Closed end first and seconds	265,696	278,708	-4.7%	269,514	-1.4%
Home equity lines	126,413	134,638	-6.1%	131,397	-3.8%
Total Real estate-one-to-four family residential	$392,109	$413,346	-5.1%	$400,911	-2.2%
Real estate-multifamily residential	89,771	72,560	23.7%	77,316	16.1%
Real estate-non-farm, non-residential:
Owner Occupied	462,744	464,338	-0.3%	464,368	-0.3%
Non-owner occupied	651,729	659,687	-1.2%	674,448	-3.4%
Total Real estate-non-farm, non-residential	$1,114,473	$1,124,025	-0.8%	$1,138,816	-2.1%
Real estate-construction:
Residential-Owner Occupied	16,285	17,707	-8.0%	16,819	-3.2%
Residential-Builder	149,262	210,600	-29.1%	160,763	-7.2%
Commercial	180,544	194,019	-6.9%	187,028	-3.5%
Total Real estate-construction:	$346,091	$422,326	-18.1%	$364,610	-5.1%
Farmland	2,456	2,673	-8.1%	2,418	1.6%
Consumer	10,650	10,014	6.4%	12,557	-15.2%
Total loans	$2,182,395	$2,269,442	-3.8%	$2,215,228	-1.5%
Less unearned income	3,621	3,879	-6.7%	3,195	13.3%
Less allowance for loan losses	56,465	62,407	-9.5%	62,442	-9.6%
Loans, net	$2,122,309	$2,203,156	-3.7%	$2,149,591	-1.3%

	As of March 31, 2011
Residential, Acquisition, Development and Construction				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$3,347	2.0%	$--	--	--
Montgomery, MD	1,250	0.8%	535	0.3%	--
Prince Georges, MD	18,887	11.4%	5,283	3.2%	--
Other Counties in MD	4,796	2.9%	--	--	--
Arlington/Alexandria, VA	24,240	14.6%	2,236	1.4%	--
Fairfax, VA	39,405	23.7%	826	0.5%	0.1%
Culpeper/Fauquier, VA	4,445	2.7%	3,695	2.2%	--
Frederick, VA	6,281	3.8%	6,250	3.8%	--
Loudoun, VA	32,456	19.6%	--	--	0.4%
Prince William, VA	7,864	4.8%	1,045	0.6%	--
Spotsylvania, VA	297	0.2%	--	--	--
Stafford, VA	20,411	12.3%	4,364	2.6%	--
Other Counties in VA	1,762	1.1%	--	--	--
Outside VA, D.C. & MD	106	0.1%	--	--	--
	$165,547	100.0%	$24,234	14.5%	0.5%

	As of March 31, 2011
Commercial, Acquisition, Development and Construction				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$10,084	5.6%	$--	--	--
Montgomery, MD	--	0.0%	--	--	--
Prince Georges, MD	12,491	6.9%	--	--	--
Other Counties in MD	3,376	1.9%	--	--	--
Arlington/Alexandria, VA	9,312	5.2%	3,153	1.8%	--
Fairfax, VA	27,799	15.4%	2,800	1.6%	--
Culpeper/Fauquier, VA	3,020	1.7%	--	--	--
Frederick, VA	2,399	1.3%	--	--	--
Henrico, VA	864	0.5%	--	--	--
Loudoun, VA	20,153	11.2%	608	0.3%	2.5%
Prince William, VA	55,992	30.9%	2,064	1.1%	1.2%
Spotsylvania, VA	1,740	1.0%	--	--
Stafford, VA	28,301	15.6%	--	--	--
Other Counties in VA	5,013	2.8%	--	--	--
Outside VA, D.C. & MD	--	0.0%	--	--	--
	$180,544	100.0%	$8,625	4.8%	3.7%

	As of March 31, 2011
Non-Farm/Non-Residential				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$81,357	7.3%	$--	--	--
Montgomery, MD	34,534	3.1%	--	--	--
Prince Georges, MD	47,778	4.3%	--	--	--
Other Counties in MD	44,482	4.0%	--	--	--
Arlington/Alexandria, VA	180,094	16.2%	2,296	0.2%	--
Fairfax, VA	257,562	23.0%	4,847	0.4%	--
Culpeper/Fauquier, VA	5,709	0.5%	--	--	--
Frederick, VA	6,347	0.6%	--	--	--
Henrico, VA	28,565	2.6%	--	--	--
Loudoun, VA	113,903	10.2%	1,952	0.2%	0.1%
Prince William, VA	209,558	18.8%	909	0.1%	--
Spotsylvania, VA	16,922	1.5%	--	--	--
Stafford, VA	20,737	1.9%	--	--	--
Other Counties in VA	58,151	5.2%	--	--	--
Outside VA, D.C. & MD	8,774	0.8%	--	--	--
	$1,114,473	100.0%	$10,004	0.9%	0.1%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $56.0 million will mature in 2011, $73.9 million in 2012 and $99.1 million in 2013.

	As of March 31,			As of
	2011	2010	% Change	12/31/10	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$316,868	$234,811	34.9%	$310,610	2.0%
Pooled trust preferred securities	444	1,772	-74.9%	430	3.3%
Obligations of states and political subdivisions	64,584	43,209	49.5%	63,463	1.8%
	$381,896	$279,792	36.5%	$374,503	2.0%
Held-to-maturity:
U.S. Government Agency obligations	$5,459	$10,906	-49.9%	$6,113	-10.7%
Obligations of states and political subdivisions	29,717	43,462	-31.6%	31,145	-4.6%
	$35,176	$54,368	-35.3%	$37,258	-5.6%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of March 31,
(Unaudited)

	2011	2010
Assets
Cash and due from banks	$41,089	$24,347
Investment securities (fair value: 2011, 418,124; 2010, $335,262)	417,072	334,160
Restricted stocks, at cost	11,751	11,751
Federal funds sold	85,399	108,645
Loans held-for-sale	4,650	3,005
Loans, net of allowance for loan losses of $56,465 in 2011 and $62,407 in 2010	2,122,309	2,203,156
Bank premises and equipment, net	11,666	13,253
Accrued interest receivable	10,832	10,013
Other real estate owned, net of valuation allowance of $6,543 in 2011, and $5,771 in 2010	18,879	26,269
Other assets	59,986	68,405
Total assets	$2,783,633	$2,803,004
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$290,385	$231,726
Savings and interest-bearing demand deposits	1,187,395	1,088,254
Time deposits	779,190	980,009
Total deposits	$2,256,970	$2,299,989
Securities sold under agreement to repurchase and federal funds purchased	$177,732	179,073
Other borrowed funds	$25,000	25,000
Trust preferred capital notes	66,378	66,121
Accrued interest payable	2,753	3,697
Other liabilities	1,427	4.865
Total liabilities	$2,530,260	$2,578,745
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000 stated value; 71,000 issued and outstanding	$65,873	$64,356
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2011, 29,552,737 including 38,748 in unvested restricted stock issued; 2010, 26,933,923	29,514	26,934
Surplus	107,372	96,868
Warrants	8,520	8,520
Retained earnings	42,859	25,890
Accumulated other comprehensive income, net	(765)	1,691
Total stockholders’ equity	$253,373	$224,259
Total liabilities and stockholders’ equity	$2,783,633	$2,803,004

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Interest and dividend income:
Interest and fees on loans	$31,923	$32,905
Interest and dividends on investment securities:
Taxable	2,861	3,280
Tax-exempt	592	426
Dividends on restricted stocks	96	88
Interest on federal funds sold	45	28
Total interest and dividend income	$35,517	$36,727
Interest expense:
Deposits	$7,023	$9,428
Securities sold under agreement to repurchase and federal funds purchased	934	989
Other borrowed funds	266	266
Trust preferred capital notes	1,111	1,228
Total interest expense	$9,334	$11,911
Net interest income	$26,183	$24,816
Provision for loan losses	5,843	4,238
Net interest income after provision for loan losses	$20,340	$20,578
Non-interest income (charges):
Service charges and other fees	$792	$876
Non-deposit investment services commissions	253	129
Fees and net gains on loans held-for-sale	521	346
Gain on sale of securities	503	--
Impairment loss on securities	(732)	(851)
Other	139	107
Total non-interest income (charges)	$1,476	$607
Non-interest expense:
Salaries and employee benefits	$6,659	$5,995
Occupancy expense	2,470	2,710
FDIC insurance	1,289	1,309
Loss on other real estate owned	156	918
Franchise tax expense	772	717
Data processing expense	655	674
Other operating expense	2,449	2,384
Total non-interest expense	$14,450	$14,707
Income before taxes	$7,366	$6,478
Provision for income taxes	2,400	2,009
Net income	$4,966	$4,469
Effective dividend on preferred stock	$1,315	1,250
Net income available to common stockholders	$3,651	$3,219
Earnings per common share, basic	$0.13	$0.12
Earnings per common share, diluted	$0.12	$0.11

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended March 31,
(Unaudited)

	2011			2010
		Interest	Average		Interest	Average
	Average	Income-	Yields	Average	Income-	Yields
(Dollars in thousands)	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets
Securities (1)	$406,103	$3,453	3.59%	$338,138	$3,706	4.55%
Restricted stock	11,752	96	3.31%	11,752	88	3.00%
Loans, net of unearned income (2)	2,203,117	31,923	5.89%	2,280,980	32,905	5.86%
Interest-bearing deposits in other banks	388	--	0.13%	98	--	0.04%
Federal funds sold	67,622	45	0.27%	48,732	28	0.23%
Total interest-earning assets	$2,688,982	$35,517	5.39%	$2,679,700	$36,727	5.59%
Other assets	84,679			93,712
Total Assets	$2,773,661			$2,773,412

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$321,564	$653	0.82%	$281,142	$812	1.17%
Money market accounts	177,183	469	1.07%	146,609	492	1.36%
Savings accounts	692,647	1,916	1.12%	603,703	2,497	1.68%
Time deposits	783,462	3,985	2.06%	1,002,008	5,627	2.28%
Total interest-bearing deposits	$1,974,856	$7,023	1.44%	$2,033,462	$9,428	1.88%
Securities sold under agreement to repurchase and federal funds purchased	166,272	934	2.28%	181,955	989	2.20%
Other borrowed funds	25,000	266	4.25%	25,000	266	4.25%
Trust preferred capital notes	66,346	1,111	6.70%	66,090	1,228	7.43%
Total interest-bearing liabilities	$2,232,474	$9,334	1.70%	$2,306,507	$11,911	2.09%
Demand deposits and other liabilities	292,094			244,836
Total liabilities	$2,524,568			$2,551,343
Stockholders’ equity	249,093			222,069
Total liabilities and stockholders’ equity	$2,773,661			$2,773,412
Interest rate spread			3.69%			3.50%
Net interest income and margin		$26,183	3.99%		$24,816	3.79%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $687 thousand and $747 thousand for the three months ended March 31, 2011 and 2010, respectively.

CONTACT:
Virginia Commerce Bancorp, Inc.
Wilmer L. Tinley
Interim Chief Financial Officer
703-633-6120
wtinley@vcbonline.com